Exhibit F-1.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

May 21, 2004

Securities and Exchange Commission

901 E. Street

Washington, D.C. 20549

Re: Post-effective Amendment No. 4 to the Form U-1 Application-Declaration File No. 70-9669

Ladies and Gentlemen:

We refer to the Post-effective Amendment No. 4 to the Form U-1 Application-Declaration File No. 70-9669 (“Application”) filed by Scottish Power plc (“ScottishPower”), a registered holding company. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application.

In the Application, Applicants request (to the extent they are not otherwise exempt from the Act) authorization to engage in:

(1) financings by ScottishPower, including but not limited to the issuance of ordinary shares and American Depositary Shares, preferred stock, short- and long-term debt, guarantees and currency and external interest rate swaps;

(2) certain financings by PacifiCorp and the PHI Nonutility Subsidiary Companies;

(3) intrasystem financings, including (a) the continuation of the existing umbrella loan agreement, (b) guarantees of the obligations of, loans and other forms of credit support for PacifiCorp, the PHI Nonutility Subsidiary Companies and the SPUK Holdings Subsidiary Companies, (c) internal interest rate and cross-currency swaps and (d) the payment of dividends out of capital or unearned surplus for non-utility companies (authority is not being sought for the existing financing arrangements of the PHI Nonutility Subsidiary Companies because such arrangements are, in our opinion, exempt under Rule 52);

(4) authorizations for the Intermediate Companies to issue and sell securities to, and acquire securities from, its immediate parent, subsidiary companies, and other Intermediate Companies;

(5) the refinancing of outstanding debt pursuant to the terms and conditions detailed above;

(6) the issuance by members of PacifiCorp and the PHI Nonutility Subsidiary Companies of additional shares, or alteration of the terms of any existing capital stock;

(7) issuance by PacifiCorp up to an aggregate principal amount of $1.5 billion of short-term debt outstanding at any one time consisting of commercial paper and promissory notes;

(8) the formation of financing/special purpose entities and the issuance by such entities of securities otherwise authorized to be issued and sold pursuant to this Application-Declaration or pursuant to applicable exemptions under the Act, including intrasystem guarantees of such securities;

(9) authorization of the Amended Tax Allocation Agreement; and

(10) financings by ScottishPower for the purposes of acquiring, or funding the operations of, exempt wholesale generators (“EWGs”) and FUCOs.

Authority is also sought for ScottishPower to form new intermediate holding company entities and the issuance and acquisition by such entities of securities in order to permit both reinvestment and repatriation of the profits of PacifiCorp and the PHI Nonutility Subsidiary Companies to ScottishPower in an efficient manner. ScottishPower will continue to be the ultimate owner of PacifiCorp and the PHI Nonutility Subsidiary Companies.

We have acted as counsel for ScottishPower in connection with this Application and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by ScottishPower and its subsidiaries as described in the Application.

We have examined originals, or copies certified to our satisfaction, of such corporate records of ScottishPower, certificates of public officials, certificates of officers and representatives of ScottishPower and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made by officers of ScottishPower and other appropriate persons, and statements contained in the Application

The opinions expressed below in respect of the transactions described in the Application (“Transactions”) are subject to the following assumptions or conditions:

a.	The Transactions shall have been duly authorized and approved to the extent required by federal and state law and by the Board of Directors of ScottishPower;

b.	The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting the Application and permitting the Application to become effective with respect to the Transactions;

c.	The Transactions shall have been accomplished in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or regulatory authority required for the consummation of the Transactions, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect; and

d.	No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Transactions are completed in accordance with the Application, and subject to the assumptions and conditions set forth above:

1.	Applicants will be validly organized and duly existing under the appropriate state and U.K. laws;

2.	All state and federal laws applicable to the Transactions will have been complied with; and

3.	The consummation of the Transactions will not violate the legal rights of the holders of any securities of the Applicants.

We hereby consent to the use of this opinion as an exhibit to the Application. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

Very truly yours,

Milbank, Tweed, Hadley & McCloy LLP

MDD/JTO

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